EXHIBIT 11
F&M NATIONAL CORPORATION AND SUBSIDIARIES
COMPUTATIONS OF WEIGHTED AVERAGE SHARES
OUTSTANDING AND EARNINGS PER SHARE - 1995
(in thousands, except per share amounts)
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

Basic EPS:

     Average shares outstanding - 1995                                   15,657

     Restatement related to F&M Bank-Potomac acquisition                    872  (1)

     Restatement related to Fairfax Bank & Trust Company
     acquisition                                                          2,485  (2)

     Restatement related to F&M Bank-Allegiance acquisition               1,354  (2)

     1995 Weighted average shares outstanding                            20,368

     Net income - 1995                                               $   25,835

     Earnings per share, basic - 1995                                $     1.27

Diluted EPS:

     1995 Weighted average shares outstanding                            20,368

          Effective of dilutive shares                                      274

     1995 Weighted average shares outstanding, assuming dilution         20,642

     Net income - 1995                                               $   25,835

     Earnings per share, assuming dilution - 1995                    $     1.25


 (1) On April 6, 1995, the merger with Bank of the Potomac was consummated with 872,187 shares of F&M National Corporation common stock being issued. The transaction was accounted for using the pooling-of-interests method of accounting. Accordingly, the shares outstanding have been restated for all reported periods to reflect the acquisition.

(2) See description under Exhibit 11 for 1996.


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